Exhibit 99.1

Press Release

MSCI Inc. Announces Appointment of New Chief Financial Officer

New York, May 30, 2012—MSCI Inc. (NYSE:MSCI), a leading provider of investment decision support tools worldwide, including indices, portfolio risk and performance analytics and corporate governance services, announced today that David M. Obstler, Chief Financial Officer, is leaving the Company to pursue other interests. The Board of Directors has appointed Robert Qutub to serve as MSCI’s new Chief Financial Officer. In order to facilitate an orderly transition, this appointment will be effective immediately after the filing of MSCI’s Quarterly Report on Form 10-Q for the period ending June 30, 2012. Mr. Obstler has agreed to continue as an employee of MSCI until August 31, 2012.

“We are very excited to have Bob Qutub join MSCI. He will be a close advisor to me and an important member of MSCI’s senior leadership team as we continue to expand globally and execute our growth strategy,” said Henry A. Fernandez, Chairman and Chief Executive Officer of MSCI. “We are confident that his leadership, finance and accounting experience will benefit MSCI and its employees and shareholders. I look forward to a smooth transition ahead and developing a close and productive working relationship with Bob,” he added.

Mr. Qutub has been at Bank of America since 1994 and has served in several senior finance positions with his most recent role as Chief Financial Officer of Consumer and Business Banking. Over his career at Bank of America, Mr. Qutub has been the Chief Financial Officer for Global Banking and Markets, Global Sales and Trading, the Merrill Lynch Transition, Global Wealth, Investment Management and Corporate Infrastructure, and Technology. He also served on Bank of America’s Global Corporate Diversity and Inclusion Counsel as well as numerous external advisory boards. Prior to Bank of America, he was a Manager in the Financial Services Group for PriceWaterhouse LLP from 1988 to 1994. He also served in the U.S. Marine Corps from 1981 to 1987. Bob earned a Bachelor of Science degree in Accounting with summa cum laude honors from the University of North Carolina -Charlotte. He is a member of the American Institute of Certified Public Accountants.

Mr. Obstler joined MSCI in June 2010 as Chief Financial Officer following the acquisition of RiskMetrics Group, Inc. (“RiskMetrics”), where he had served as Chief Financial Officer since January 2005. “David Obstler played a critical role in leading our successful integration efforts following the acquisition of RiskMetrics in 2010, as well as in other financing and corporate activities, including our recent refinancing of $880 million of outstanding debt,” commented Mr. Fernandez. “David has made significant contributions to MSCI and RiskMetrics over the past seven years and we thank him for his dedication, commitment and leadership,” he added.

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About MSCI

MSCI Inc. is a leading provider of investment decision support tools to investors globally, including asset managers, banks, hedge funds and pension funds. MSCI products and services include indices, portfolio risk and performance analytics, and governance tools.

Press Release

The company’s flagship product offerings are: the MSCI indices with approximately USD 7 trillion estimated to be benchmarked to them on a worldwide basis1; Barra multi-asset class factor models, portfolio risk and performance analytics; RiskMetrics multi-asset class market and credit risk analytics; MSCI ESG (environmental, social and governance) Research screening, analysis and ratings; ISS governance research and outsourced proxy voting and reporting services; and FEA valuation models and risk management software for the energy and commodities markets. MSCI is headquartered in New York, with research and commercial offices around the world. MSCI#IR

1As of June 30, 2011, based on eVestment, Lipper and Bloomberg data.

For further information on MSCI, please visit our web site at www.msci.com

MSCI Inc. Contact:

Edings Thibault, MSCI, New York	+1.212.804.5273

Media Enquiries:

Sally Todd | Jennifer Spivey, MHP Communications, London	+44.20.3128.8100

Patrick Clifford | Nick Connors, Abernathy MacGregor, New York	+1.212.371.5999

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue”, or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and filed with the Securities and Exchange Commission (SEC) on February 29, 2012, and in quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

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